Exhibit 99.1
Enhabit and Encompass Health Collect $43.1 Million from Individual Defendants in Delaware Fiduciary Breach Case
Enhabit, Inc. (NYSE: EHAB) announced today that, along with Encompass Health Corporation (NYSE: EHC), they have collected $43.1 million in full satisfaction of their claims for attorneys’ fees and mitigation damages in the Delaware Court of Chancery against former officer Chris Walker, Vistria Group senior partner David Schuppan, and Nautic Partners managing director Christopher Corey. These claims related to the December 2024 judgment in favor of Enhabit and Encompass Health, finding “egregious breaches of the duty of loyalty” by April Anthony, Luke James, and Walker while serving as senior officers at Encompass Health’s former home health and hospice division, which is now Enhabit. Enhabit and Encompass Health will divide the settlement proceeds substantially equally.
The Court of Chancery also imposed a constructive trust through which Enhabit and Encompass Health will split 43% of VitalCaring Group’s ongoing profits and exit proceeds if and when VitalCaring is sold. The constructive trust order against the other defendants in the Delaware litigation — The Vistria Group, Vistria Fund III, Nautic Partners, Nautic Partners IX, and the holding company that owns VitalCaring Group — is unaffected by this settlement.
Forward-Looking Statements
Statements contained in this press release which are not historical facts, such as those relating to the likelihood, timing and allocation of any monetary remedies recovered by Enhabit, are forward-looking statements. In addition, Enhabit may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date made, and Enhabit does not undertake a duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual results or events may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results or events to differ materially from those anticipated include, but are not limited to, an appeal of the judgment by the defendants and any related adverse appellate decision; the financial position of the defendants to the extent it may limit the timeliness or ability of the defendants to deliver any monetary remedy awarded, including future profits and exit proceeds, if any, to be delivered through the constructive trust ordered by the court; and other factors which may be identified from time to time in Enhabit’s SEC filings and other public announcements, including in the Form 10-K for the year ended Dec. 31, 2024 and Forms 10-Q for the quarters ended Mar. 31, 2025, Jun. 30, 2025, and Sept. 30, 2025.

About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what's possible for patient care in the home. Enhabit’s team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 247 home health locations and 115 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit enhabit.com.
Media contact
Erin Volbeda
media@ehab.com
972 338-5141
Investor relations contact
Bob Okunski
investorrelations@ehab.com
469 860-6061